Exhibit 99.1 – Results for 2 Q 2006

For immediate release For more information, contact:

Investor Relations
(972) 699-4055
Email: investor@xanser.com

XANSER CORPORATION ANNOUNCES SECOND QUARTER RESULTS

DALLAS, TEXAS (August 11, 2006) – Xanser Corporation (NYSE: XNR) today reported results for the quarter ended June 30, 2006. Revenues for the quarter were $64.5 million, compared with $43.5 million for the second quarter 2005. The Company reported net income of $756,000 for the quarter, compared with a net loss of $(1.7) million for the same period last year.

For the six month period ended June 30, 2006, Xanser reported revenues of $119.3 million, compared with $78.6 million for the same period last year. The Company reported net income of $720,000 for the six month period, compared with a net loss of $(4.0) million for the six month period in 2005.

“We are very pleased with Xanser’s second quarter. Our results for the quarter show substantial gains in Furmanite and significantly reduced operating losses in Xtria. We are profitable, even after expensing $1 million in integration costs due to the acquisition in Furmanite, and after providing an allowance of $1.1 million related to various receivables in Xtria. While we will complete our existing contracts with current clients, we have made the decision not to pursue new healthcare business in Xtria, an endeavor that was causing significant losses. Going forward, Xanser is well positioned to take advantage of our strengths and the opportunities ahead,” said John R. Barnes, chairman and CEO of Xanser Corporation.

BUSINESS SEGMENT REVIEW

Technical Services – Furmanite

For the quarter ended June 30, 2006, Furmanite’s revenues increased to $61.4 million, compared with $34.9 million for the same period last year. Furmanite’s second quarter operating income increased to $5.0 million, compared with $2.9 million for second quarter 2005.

For the six months ended June 30, 2006, Furmanite’s revenues increased to $113.2 million, compared with $65.5 million, and operating income increased to $7.9 million, compared with $4.4 million for the six month period in 2005.

“During the second quarter, we made further and significant progress in the integration of the GSG acquisition. We continue to experience positive market response to Furmanite’s expanded presence in the United States. Our results in America showed a substantial increase in operating income when compared to last year’s quarter. We also showed strong growth in our operations worldwide, with excellent gains in several countries in Europe and Asia Pacific,” said Michael L. Rose, president and chief operating officer of Xanser.

Furmanite’s business is the protection and management of its customers’ critical assets, and the company’s technical and technological capabilities help to assure that customers’ critical assets are on line and performing for maximum profit. 2004 marked 75 years of Furmanite serving industry worldwide. Today, Furmanite is recognized as ‘the’ worldwide expert in the field of on-site and on-line plant and pipeline maintenance. Furmanite’s single mission and business goal is to maximize asset uptime for customers. Specifically, everything Furmanite does directly relates to keeping an asset on-line, productive and profitable; be it a pipeline, a plant, or personnel. Furmanite ensures asset productivity and profitability for a variety of industries — chemical and petrochemical, oil and gas, power generation, pulp and paper, pharmaceutical, and national defense. This commitment to excellence, coupled with Furmanite’s broad array of services and proprietary technology, is a critical component to the operation and financial success of some of the world’s largest process manufacturers, energy producers, and suppliers. Furmanite has more than 50 offices on five continents. Its website is www.furmanite.com.

Information Technology Services – Xtria

For the quarter ended June 30, 2006, Xtria’s revenues were $3.2 million, compared with revenues of $8.6 million, which included $4.6 million of equipment sales, for the same period last year. Xtria’s operating loss for the quarter was $(1.5) million, compared with an operating loss of $(2.8) million for the second quarter 2005.

For the six months ended June 30, 2006, Xtria’s revenues were $6.2 million, compared with $13.1 million, and its operating loss was $(2.4) million, compared with $(5.5) million for the six month period in 2005.

“While we have decided to limit Xtria’s healthcare business to the fulfillment of existing contracts, we will build on our business in the government sector. Throughout this year, we have continued to reduce our operating losses in Xtria each quarter – from $(871,000) in the first quarter to $(434,000) in the second quarter, before recording $1.1 million for doubtful receivables, and we expect this trend to continue,” said Mr. Rose.

Xtria is an information technology services provider to the government markets. These services are provided through focused offerings of solutions, services and systems. For agencies of the federal, state and local government, Xtria provides program and policy analysis, program implementation and program evaluation services. Its website is www.xtria.com.

ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) provides technology-based and technical services worldwide. Headquartered in Dallas, Texas, Xanser’s operations consist of an international technical services firm, Furmanite, and an information technology services company, Xtria.  Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. Xtria provides a portfolio of innovative technology solutions to the government markets. For more information, visit www.xanser.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

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